Exhibit 10.24

9540 Towne Centre Drive Suite 100 San Diego, CA 92121 Phone (858) 450-9009 Fax (858) 450-9929 www.bakbone.com

Date: May 19, 2010

To: Mr. Roy Hogsed, Senior Vice President Worldwide Sales

Subject: Retention Incentive Bonus

We are pleased to offer you a cash incentive to continue to remain employed with the BakBone Software Incorporated (the “Company”) and promote the long-term success of the Company’s business operations. We are offering you the retention bonuses described in this letter agreement because we recognize your importance to the success of our business and to re-enforce that you have the potential to make a significant impact on our future growth. In consideration of the foregoing, we are offering you the additional benefits outlined below. These benefits are in addition to any you may already be entitled to receive pursuant to other agreements you have with the Company, including any restricted stock unit agreements, change in control agreements or employment agreements you may have previously entered into with the Company:

Retention Bonus.

You will be eligible to receive a lump sum cash retention bonus equal to $50,000 (the “2011 Retention Bonus”), less applicable withholding taxes, provided that you remain continuously employed with the Company through the earlier to occur of April 30, 2011 or a Change in Control of the Company (as defined below). You will be eligible to receive an additional lump sum cash retention bonus equal to $50,000 (the “2012 Retention Bonus”), less applicable withholding taxes, provided that you remain continuously employed with the Company through the earlier to occur of April 30, 2012 or a Change in Control of the Company (as defined below).

In addition, if, within twelve (12) months following the consummation of the Change in Control, you are either terminated by the Company or any successor entity without Cause (as hereinafter defined) or you voluntarily terminate your employment with the Company for “Good Reason” (as hereinafter defined), and provided you timely execute and not revoke a general release in a form provided by the Company or any successor entity at the time of termination, you will be entitled to receive a lump sum cash retention bonus equal to $100,000 (the “Change in Control Bonus”, and together with the 2011 Retention Bonus and the 2012 Retention Bonus, the “Retention Bonuses”).

Provided that you remain continuously employed with the Company as described in the preceding sentences, the 2011 and 2012 Retention Bonuses, less applicable withholding taxes, will be paid to you within ten (10) business days following the applicable date or event.

With respect to the Change in Control Bonus and any severance payments or benefits payable to you pursuant to that Change in Control Letter Agreement entered into by and between you and the Company as of June 15, 2009 (the “CIC Letter Agreement”), you must timely execute and not revoke a general release in a form provided by the Company or any successor entity at the time of termination (the “Release”). To be timely, the Release must become effective and irrevocable no later than sixty (60) days following your termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to the Change in Control Bonus and the severance payments and benefits under the CIC Letter Agreement. In no event will the Change in Control Bonus or the severance payments and benefits under the CIC Letter Agreement be paid or provided until the Release becomes effective and irrevocable. If the Release does become effective and irrevocable, the Change in Control Bonus and the severance payments and benefits under the CIC Letter will be paid in accordance with the paragraphs below under the heading “Section 409A.”

Definition of “Change in Control”.

For purposes of this Retention Incentive Bonus Letter (“Letter”), a Change in Control shall consist of any one or more of the following events (whether in a single transaction or a series of related transactions): (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets; or (iii) any transaction as a result of which any person or related group of persons becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities (other than as a result of the new issuance of securities by the Company in any transaction or series of related transactions determined by the Board of Directors to be for the primary purpose of raising capital). Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (iii) following the consummation of the transaction or series of related transactions, members of the Board of Directors of the Company prior to such transaction constitute a majority of the members of the Board of Directors of the continuing or surviving entity.

Definition of “Cause.”

As used in this Letter, the term “Cause” shall have the meaning, with respect to the termination of your employment by the Company or any successor entity, expressly set forth in any then-effective written agreement regarding your employment between you and the Company, or in the absence of such then-effective written agreement and definition, shall mean termination of your employment as a result of your: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company; (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; or (iv) failure to perform job duties diligently and/or professionally, as reasonably determined by the Company’s Board of Directors.

Definition of “Good Reason.”

As used in this Letter, the term “Good Reason” shall mean the termination of your employment by you following the occurrence of any of the following events or conditions (unless otherwise consented to by you, provided that you shall be deemed to have consented to any such event or condition unless you provide written notice of your non-acquiescence within thirty (30) days of the effective time of such event or condition): (i) a change in your responsibilities or duties which represents a material and substantial diminution in your responsibilities or duties as in effect immediately preceding the consummation of the Change in Control; (ii) a reduction in your base salary to a level below that in effect at any time within six (6) months preceding the consummation of a Change in Control or at any time thereafter; provided that an across-the-board reduction in the salary level of substantially all other individuals in positions similar to yours by the same percentage amount shall not constitute such a salary reduction; or (iii) requiring you to be based at any place outside a fifty (50) mile radius from your job location or residence prior to the Change in Control, except for reasonably required travel on business which is not materially greater than such travel requirements prior to the Change in Control.

Section 409A

Notwithstanding anything to the contrary in this Letter, the Change in Control Bonus, the severance payments and benefits payable under the CIC Letter Agreement, and any other severance pay or benefits to be paid or provided to you, if any, that are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until you have had a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to you, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A. Assuming that the Release becomes effective and irrevocable by the Release Deadline, the Deferred Payments will be paid (or will commence as applicable) on the sixtieth (60th) day following your separation from service, or, if later, such time as required by the next paragraph. For purposes of clarity, the cash severance payments under the CIC Letter Agreement are deferred compensation under Section 409A and, in the absence of these provisions, would have been required to be delayed (as described in the CIC Letter Agreement) to comply with Section 409A. Consequently, notwithstanding anything to the contrary in the CIC Letter Agreement, the cash severance amounts payable under the CIC Letter Agreement could have only been paid in a lump sum and will continue to be paid only in a lump sum.

Notwithstanding anything to the contrary in this Letter (or the CIC Letter Agreement), if you are a “specified employee” within the meaning of Section 409A at the time of your termination (other than due to death), then the Deferred Payments that are payable within the first six (6) months following your separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

The foregoing provisions are intended to comply with the requirements of Section 409A so that neither the Change in Control Bonus nor any other severance payments or benefit will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and you agree to work together in good faith to consider amendments to this Letter and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

At-Will Employment

Your employment with the Company is and shall continue to be “at-will” and may be terminated at any time with or without cause or notice by either the Company or you. This Letter does not constitute an express or implied promise of continued employment with the Company for any period and does not alter your “at-will” employment status. IF YOUR EMPLOYMENT WITH THE COMPANY TERMINATES FOR ANY OR NO REASON PRIOR TO THE EARLIER OF APRIL 30, 2011 OR A CHANGE IN CONTROL OF THE COMPANY, YOU WILL NOT BE ELIGIBLE TO RECEIVE THE 2011 RETENTION BONUS. IF YOUR EMPLOYMENT WITH THE COMPANY TERMINATES FOR ANY OR NO REASON PRIOR TO THE EARLIER OF APRIL 30, 2012 OR A CHANGE IN CONTROL OF THE COMPANY, YOU WILL NOT BE ELIGIBLE TO RECEIVE THE 2012 RETENTION BONUS. IF YOUR EMPLOYMENT WITH THE COMPANY TERMINATES FOR ANY OR NO REASON PRIOR TO A CHANGE IN CONTROL OF THE COMPANY, YOU WILL NOT BE ELIGIBLE FOR THE CHANGE IN CONTROL BONUS.                          (employee initials here)

To indicate your acceptance of the terms of this Letter, please sign and date this letter in the space provided below. A duplicate has been provided for your records. The terms of this Letter will expire if the Letter is not accepted, signed and returned by May 28, 2010.

You may not assign your rights under this Letter to any other party (whether by operation of law or otherwise). This Letter will be governed by and construed in accordance with the laws of the State of California (with the exception of its conflict of laws provisions).

THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS LETTER, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN ADDRESSED, SHALL BE SUBJECT EXCLUSIVELY TO CONFIDENTIAL BINDING ARBITRATION IN SAN DIEGO COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”) IN EFFECT AT THE TIME OF THE COMMENCEMENT OF THE ARBITRATION. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY

ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN. NOTWITHSTANDING THE FOREGOING, THE COMPANY SHALL HAVE THE RIGHT TO MAKE SUCH DISCLOSURES AND FILINGS AS REQUIRED BY APPLICABLE SECURITIES LAWS.

Sincerely,

BAKBONE SOFTWARE INCORPORATED

By:	/s/ Steve Martin
	Mr. Steve Martin	SVP, CFO and Interim CEO

EXECUTIVE SIGNATURE PAGE FOR RETENTION INCENTIVE BONUS LETTER

Agreed to and accepted:

Signature:	/s/ Roy Hogsed

Printed Name:	Roy Hogsed

Date:	May 19, 2010

Enclosures

Duplicate Original Letter